Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Closing of Private Placement of $800 Million of Senior Secured Notes due 2037 by Sabine Pass Liquefaction, LLC

Houston, Texas – February 27, 2017 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today that its wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“SPL”), closed on the previously announced private placement transaction, and has issued $800 million principal amount of 5.00% Senior Secured Notes due 2037 (the “SPL 2037 Notes”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

SPL has received gross proceeds of $800 million, which it intends to use to prepay all of the principal amounts currently outstanding under SPL’s credit facilities and to pay capital costs in connection with the construction of Trains 1 through 5 of the Sabine Pass Liquefaction Project (after deducting the estimated fees, expenses and incremental interest during construction related to the SPL 2037 Notes).

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners’ business strategy, plans and objectives, including the use of proceeds from the offering. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:

Investors: Randy Bhatia: 713-375-5479

Media: Faith Parker: 713-375-5663